Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Deferred Compensation Plan for Non-Employee Directors of Stanley Black & Decker, Inc. of our reports dated February 15, 2017, with respect to the consolidated financial statements and schedule of Stanley Black & Decker, Inc. and subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut

August 15, 2017